Exhibit 21.1

List of Subsidiaries

Nighthawk Radiology Services, LLC—an Idaho limited liability company

DayHawk Radiology Services, LLC—a Delaware limited liability company

American Teleradiology Nighthawks, Inc.—a Delaware corporation

NightHawk Services GmbH—a wholly owned subsidiary of NightHawk Radiology Services, LLC located in Zurich, Switzerland

NRS Corporation—an Idaho corporation